                                                                     Exhibit 5.1

March 1, 2002

CP Limited Partnership
6160 South Syracuse Way
Greenwood Village, Colorado 80111

Re:  Registration Statement on Form S-4


Ladies and Gentlemen:

We have acted as special counsel to CP Limited Partnership, a Maryland limited partnership (the "Operating Partnership"), in connection with the Operating Partnership's Registration Statement on Form S-4 (as the same may be amended or supplemented from time to time, the "Registration Statement"), containing the prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $150,000,000 aggregate principal amount of 7.125% Senior Notes due 2011 (the "Notes"). The Notes will be issued pursuant to an indenture, dated December 19, 1997 (the "Original Indenture"), between the Operating Partnership and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as trustee (the "Trustee"), and the Fourth Supplemental Indenture thereto, dated October 30, 2001 (together with the Original Indenture, the "Indenture"), between the Operating Partnership and the Trustee. The Registration Statement was filed in connection with an exchange offer (the "Exchange Offer") pursuant to which the Notes will be issuable in exchange for a like principal amount of the Operating Partnership's issued and outstanding unregistered 7.125% Senior Notes due 2011 (the "Unregistered Notes"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering this opinion, we have examined the Registration Statement, the Indenture, the Operating Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") and Certificate of Limited Partnership, each as currently in effect, certain minutes of corporate proceedings of the Board of Directors of Chateau Communities, Inc., a Maryland Corporation and a general partner of the Operating Partnership, and of the Board of Directors of ROC Communities, Inc., a Maryland corporation and the other general partner of the Operating Partnership, relating to the Exchange Offer and the registration of the Notes, the Form T-1 of the Trustee and the form of the Notes. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, records and instruments as we have deemed necessary for the purposes of this opinion.

In such examination, we have assumed the genuiness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us. As to any facts material to this opinion which we have not independently established or verified, we have relied upon statements and representations of representatives of the Operating Partnership and others.

CP Limited Partnership
March 1, 2002                                                             Page 2




Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that the Notes have been duly authorized for issuance and, when the Registration Statement has become effective under the Securities Act and the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and issued and delivered in exchange for the Unregistered Notes in accordance with the terms of the Exchange Offer as contemplated by the Prospectus, the Notes will be entitled to all of the benefits of the Indenture and will constitute valid and legally binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

To the extent that the obligations of the Operating Partnership under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, that the Trustee is duly qualified to engage in the activities contemplated by the Indenture, that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms, that the Trustee is in compliance, generally, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

The opinions stated herein are limited to the federal laws of the United States, the laws of the State of New York, the Maryland General Corporation Law and the Maryland Revised Uniform Limited Partnership Act. We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of any such law on the opinions herein stated.

CP Limited Partnership
March 1, 2002                                                             Page 3



We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/  Clifford Chance Rogers & Wells LLP